Exhibit 99.1

NEWS RELEASE

Contact:

Robert M. Thornton, Jr.

Chief Executive Officer

(770) 933-7000

FOR IMMEDIATE RELEASE

SUNLINK STATEMENT ON RECENT MARKET ACTIVITY

Atlanta, Georgia (March 24, 2010) – SunLink Health Systems, Inc. (NYSE Alternext US: SSY) today stated, while our policy is not to comment on market rumors, analyst commentary, or third party statements, the Company has decided to issue the following statement:

Other than the recent passage by Congress of the new healthcare legislation which has now been signed by the President, we are aware of no reason for recent trading activity in our common stock. However, from time to time, we hold confidential discussions with third parties regarding potential strategic transactions involving SunLink, and we are currently doing so with several parties. In addition, we have recently engaged Fennebresque & Co. of Charlotte, NC as financial advisor to aid in our evaluation of strategic alternatives as well as in connection with a potential refinancing of our outstanding indebtedness. Currently no agreement has been reached or approved by the Board of SunLink to effect any strategic transaction or to refinance any of our outstanding indebtedness.

SunLink Health Systems, Inc. currently operates seven community hospitals, three nursing homes and one home care business in the Southeast and Midwest and its specialty pharmacy business, SunLink ScriptsRx, in Louisiana. Each SunLink hospital is the only hospital in its community. SunLink’s operating strategy is to link patients’ needs with dedicated physicians and health professionals to deliver quality, efficient medical care and healthcare products and services in each area it serves. For additional information on SunLink Health Systems, Inc., please visit the Company’s website at www.sunlinkhealth.com.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding the Company’s business strategy. These forward-looking statements are subject to certain risks, uncertainties and other factors, which could cause actual results, performance and achievements to differ materially from those anticipated. Certain of those risks, uncertainties and other factors are disclosed in more detail in the Company’s Annual Report on Form 10-K for the year ended June 30, 2009 and other filings with the Securities and Exchange Commission which can be located at www.sec.gov.